Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2015 THIRD QUARTER RESULTS

¡	Reports Third Quarter Earnings per Diluted Share of $0.28

¡	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., October 27, 2015 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2015 third quarter ended September 27, 2015.

For the fiscal 2015 third quarter, net sales increased to $270.1 million from net sales of $265.1 million for the third quarter of fiscal 2014. Same store sales decreased 0.4% for the third quarter of fiscal 2015.

Gross profit for the fiscal 2015 third quarter was $85.2 million, compared to $86.1 million in the third quarter of the prior year. The Company’s gross profit margin was 31.5% in the fiscal 2015 third quarter versus 32.5% in the third quarter of the prior year, reflecting a decrease in merchandise margins of 51 basis points and an increase in store occupancy costs as a percentage of net sales.

Selling and administrative expense as a percentage of net sales was 27.7% in the fiscal 2015 third quarter versus 27.9% in the third quarter of last year. The Company’s selling and administrative costs for the fiscal 2015 third quarter increased $1.1 million from the prior year due primarily to higher employee labor expense and operating expense to support the increase in store count.

Net income for the third quarter of fiscal 2015 was $6.1 million, or $0.28 per diluted share, compared to net income for the third quarter of fiscal 2014 of $7.5 million, or $0.34 per diluted share.

For the 39-week period ended September 27, 2015, net sales increased to $754.1 million from net sales of $727.5 million in the comparable period last year. Same store sales increased 1.7% in the first 39 weeks of fiscal 2015 versus the comparable period last year. Net income was $11.0 million, or $0.50 per diluted share, including $0.06 per diluted share of charges for a legal settlement and expenses associated with the Company’s publicly disclosed proxy contest, for the first 39 weeks of fiscal 2015, compared to net income of $12.1 million, or $0.54 per diluted share, including $0.02 per diluted share of non-cash impairment charges, for the first nine months of fiscal 2014.

“Although we delivered earnings in-line with our guidance, our sales fell slightly short of our expectations,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Our footwear category comped positively for the period, while our apparel and hardgoods categories each comped down low single-digits. As expected, sales were challenged by cycling the benefit of Men’s World Cup soccer-influenced sales during the third quarter of last year, as well as by the continuing impact of the drought in our markets on certain summer-related product categories.”

Mr. Miller continued, “Our same store sales are down low single-digits versus the prior year for the start of the fourth quarter, which historically is a low-volume period for our business. While we feel well positioned from a product and promotional perspective for the balance of the quarter, we do anticipate that the holiday period will be highly promotional again this year and, as always, weather conditions will be critical to the performance of our winter product business. We continue to work vigorously to improve same store sales and traffic trends, drive gross margin improvements and control expenses. To help ensure we are best positioned to succeed in the evolving retail environment, we have engaged consultants to assist us in evaluating store growth strategies and identifying potential avenues of profit enhancement, and we look forward to working on these initiatives.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share, which will be paid on December 15, 2015 to stockholders of record as of December 1, 2015.

Share Repurchases

In the third quarter of fiscal 2015, the Company repurchased 181,969 shares of its common stock for a total expenditure of $2.0 million. For the year-to-date period through September 27, 2015, the Company repurchased 278,242 shares of its common stock for a total expenditure of $3.2 million. As of September 27, 2015, the Company had $3.9 million available for future share repurchases under its $20.0 million share repurchase program.

Guidance

For the fiscal 2015 fourth quarter, the Company expects same store sales to be in the low negative single-digit to low positive single-digit range and earnings per diluted share to be in the range of $0.10 to $0.20, including approximately $0.01 per diluted share of consulting expenses related to evaluating store growth strategies and potential profit improvement opportunities. As a result of the fiscal calendar, the fourth quarter of fiscal 2015 will include 14 weeks and the fourth quarter last year included 13 weeks. The Company’s same store sales guidance above reflects comparable 14-week periods.

Store Openings

During the third quarter of fiscal 2015, the Company opened one new store and closed one store, ending the quarter with 439 stores in operation. For the fiscal 2015 full year, the Company currently anticipates opening five new stores and closing five stores.

Conference Call Information

The Company will host a conference call and audio webcast today, October 27, 2015, at 2:00 p.m. Pacific (5:00 p.m. EDT), to discuss financial results for the third quarter of fiscal 2015. To access the conference call, participants in North America should dial (877) 419-6600 and international participants should dial (719) 325-4755. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 3, 2015 by calling (877) 870-5176 to access the playback; passcode is 662943.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 439 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended September 27, 2015. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 27, 2015	December 28, 2014
ASSETS

Current assets:
Cash	$5,831	$11,503
Accounts receivable, net of allowances of $46 and $110, respectively	8,660	15,680
Merchandise inventories, net	318,359	310,088
Prepaid expenses	5,903	9,358
Deferred income taxes	11,256	11,025

Total current assets	350,009	357,654

Property and equipment, net	82,709	78,440
Deferred income taxes	14,670	12,792
Other assets, net of accumulated amortization of $1,199 and $1,067, respectively	2,170	2,257
Goodwill	4,433	4,433

Total assets	$453,991	$455,576

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$92,217	$92,369
Accrued expenses	66,792	70,399
Current portion of capital lease obligations	1,485	1,197

Total current liabilities	160,494	163,965

Deferred rent, less current portion	20,320	20,736
Capital lease obligations, less current portion	2,625	1,155
Long-term debt	65,258	66,312
Other long-term liabilities	8,218	8,404

Total liabilities	256,915	260,572

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,551,384 and 24,445,345 shares, respectively; outstanding 22,008,255 and 22,180,458 shares, respectively	246	245
Additional paid-in capital	111,579	110,707
Retained earnings	116,915	112,521
Less: Treasury stock, at cost; 2,543,129 and 2,264,887 shares, respectively	(31,664)	(28,469)

Total stockholders’ equity	197,076	195,004

Total liabilities and stockholders’ equity	$453,991	$455,576

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net sales	$270,130	$265,115	$754,092	$727,528
Cost of sales	184,965	179,055	514,967	493,217

Gross profit	85,165	86,060	239,125	234,311
Selling and administrative expense (1) (2) (3)	74,870	73,842	219,985	213,892

Operating income	10,295	12,218	19,140	20,419
Interest expense	438	386	1,253	1,191

Income before income taxes	9,857	11,832	17,887	19,228
Income taxes	3,727	4,366	6,865	7,167

Net income (1) (2) (3)	$6,130	$7,466	$11,022	$12,061

Earnings per share:
Basic	$0.28	$0.34	$0.51	$0.55

Diluted (1) (2) (3)	$0.28	$0.34	$0.50	$0.54

Dividends per share	$0.10	$0.10	$0.30	$0.30

Weighted-average shares of common stock outstanding:
Basic	21,730	21,926	21,791	21,964

Diluted	21,850	22,038	21,977	22,163

(1)	In the first half of fiscal 2015, the Company recorded pre-tax charges of $1.6 million related to a publicly-disclosed proxy contest. These charges reduced net income by $1.0 million, or $0.05 per diluted share.

(2)	In the first quarter of fiscal 2015, the Company recorded a pre-tax charge of $0.4 million related to a legal settlement. This charge reduced net income by $0.2 million, or $0.01 per diluted share.

(3)	In the second quarter of fiscal 2014, the Company recorded a pre-tax non-cash impairment charge of $0.8 million related to certain underperforming stores. This charge reduced net income by $0.5 million, or $0.02 per diluted share.